SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

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|_|     Preliminary Proxy Statement            |_| Confidential, for Use of the
|_|     Definitive Proxy Statement                 Commission Only (as permitted
|X|     Definitive Additional Materials            by Rule 14a-6(e)(2))
|_|     Soliciting Material Pursuant to Rule
        14a-11(c) or Rule 14a-12


          PROMETHEUS INCOME PARTNERS, a California limited partnership
                (Name of Registrant as Specified in Its Charter)

           PROMETHEUS DEVELOPMENT CO., INC., a California corporation
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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               pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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                        PROMETHEUS DEVELOPMENT CO., INC.

                               350 Bridge Parkway
                           Redwood City, CA 94065-1517
                                 (650) 596-5393

July 3, 2002

To the Limited Partners:

By now, you should have received our proxy materials relating to a meeting of Prometheus Income Partners to be held on July 24, 2002 to address a proposed merger in which all of the outstanding limited partnership units of Prometheus Income Partners would be acquired by PIP Partners-General, LLC, an affiliate of your general partner, in an all-cash transaction. You may also have received or may receive correspondence from two limited partners, Everest Investors 12, LLC and Everest Properties II, LLC, indicating their intention to solicit proxies in opposition to the proposed merger and setting forth their reasons therefor. Before taking any action in response to Everest's anticipated opposition, YOU SHOULD KNOW THE FACTS.

We have received a non-binding letter of intent from Aspen Square Management, Inc. to acquire the Partnership's real estate properties. Their letter of intent is not an offer or contract to buy and contains certain contingencies that allows them to walk away at any time. Several aspects of this letter of intent, including the actual purchase price being proposed, are unclear and subject to interpretation. We have made numerous attempts to contact Aspen to obtain clarification of their letter of intent pursuant to the last paragraph of their letter dated June 24, 2002 as follows "... to clarify any aspects of this offer that you feel need further illumination". To date, Aspen has not responded to our numerous attempts to contact them. If Aspen chooses to follow up on this matter, we will apprise you of the status of that process and the economic details in advance of the meeting so as to enable you to act in an informed manner.

In any case, you should be aware of the following:

               o      Aspen's  letter of intent is  subject to  significant  and substantial conditions. First, the letter of intent is subject to Aspen's completion of due diligence on the properties. Second, the letter of intent may be subject to Aspen being able to finance the transaction in part through the assumption of the existing mortgages on the Partnership's properties. Third, any purchase of the properties would be subject to the parties' negotiation of definitive documentation. As such, acceptance of Aspen's letter of intent would do little more than give Aspen an option to acquire these properties. There can be no assurance that any sale of the partnership's properties pursuant to this letter of intent would ever be consummated. As set forth in our proxy materials, the merger, on the other hand, is subject to minimal conditions and, as of the date hereof, is fully financed.

               o Even if consummated, it is unlikely you would receive the proposed purchase price in full or in the immediate future. Because the letter


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


         of intent is structured as an acquisition of the partnership's properties, any distribution to you would remain subject to, and be reduced by, the liabilities and commitments of the partnership, including any contingent liabilities arising in connection with the sale of the properties itself. Cash available for distribution to you would be reduced by these liabilities. Further, distributions would be subject to reserves to satisfy these actual or contingent liabilities. As such, your final distributions would be delayed for a substantial period of time and you would accrue taxable income for which the corresponding distributions would be deferred. The merger would provide you with a complete cash pay-out promptly following the meeting.

               o A sale of the Partnership's properties would take significant time to complete. Under the terms of your limited partnership agreement, a sale of the properties requires the approval of the limited partners. Accordingly, such approval would require a proxy solicitation to be commenced, which requires that proxy materials be submitted for review to the Securities and Exchange Commission, as well as rescheduling of a meeting to approve any such transaction at a date significantly later than the meeting scheduled to address the merger. If the merger is not consummated, you would continue to bear the risk of loss in respect of the Partnership's properties.

We believe that Everest is acting in what it perceives to be its own best interests, which may not be consistent with those of the other limited partners. Everest has made no proposal to us that would benefit the interests of all the limited partners.

YOUR GENERAL PARTNER AND ITS AFFILIATED PARTIES CONTINUE TO RECOMMEND YOU VOTE FOR THE MERGER. We refer you to, and suggest you read carefully, our proxy materials, including the sections under the caption "Liquidation" beginning on page 35 of our proxy statement which address the pros and cons of a sale of the Partnership's properties vis-a-vis the merger.

Of course, there is no assurance that the proposed merger will be consummated. However, barring unforeseen material developments between now and the meeting on July 24, we believe the merger will be consummated if approved by the limited partners. We will continue to attempt to engage Aspen with a view to determining whether Aspen is prepared to present a deal more favorable to the limited partners than the merger. We will continue to apprise you of any further developments in this regard.

We have previously advised you of our conclusion that the merger is in your best interests. To date, there does not appear to be an alternative that is more favorable to the limited partners. On behalf of your general partner, I thank you for your reasoned consideration of this matter.

                                        Prometheus Development Co., Inc.,
                                           a California corporation

                                        /s/ John J. Murphy
                                        ---------------------------
                                        By:     John J. Murphy
                                        Title:  Vice President


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